Appendix A

Amended and Restated as of September 9, 2014

Name of Fund

ClearBridge Variable Aggressive Growth Portfolio

ClearBridge Variable Appreciation Portfolio

ClearBridge Variable Equity Income Portfolio

ClearBridge Variable All Cap Value Portfolio

ClearBridge Variable Large Cap Growth Portfolio

ClearBridge Variable Large Cap Value Portfolio

ClearBridge Variable Mid Cap Core Portfolio

ClearBridge Variable Small Cap Growth Portfolio

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio

Legg Mason Investment Counsel Variable Social Awareness Portfolio

QS Legg Mason Variable Lifestyle Allocation 85%

QS Legg Mason Variable Lifestyle Allocation 70%

QS Legg Mason Variable Lifestyle Allocation 50%

Permal Alternative Select VIT Portfolio